Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-4) and related joint proxy statement/prospectus of EQT Corporation and to the incorporation by reference therein of our reports dated March 1, 2017, with respect to the consolidated financial statements of Rice Energy Inc., and the effectiveness of internal control over financial reporting of Rice Energy Inc., included in Rice Energy Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

September 28, 2017